Exhibit 99.1

Coffee Holding Co., Inc. Terminates Merger with Delta Corp Holdings Limited

Staten Island, NY, June 24, 2024 — Coffee Holding Co., Inc. (NASDAQ: JVA) (“Coffee Holding”), a publicly traded integrated wholesale coffee roaster and dealer located in the United States announced today that Coffee Holding has terminated the previously announced Definitive Merger and Share Exchange Agreement, originally announced on September 30, 2022 (the “Merger Agreement”) with Delta Corp. Holdings Limited (“Delta”).

“After almost two years of attempting to get our previously announced merger with Delta over the finish line, and as the shareholder vote from April to approve the merger proved unsuccessful, the board of directors has elected to terminate the Merger Agreement and move forward as an independent company. It is the board’s belief that as an independent company, if we can execute our renewed growth strategy, we will be able to create the shareholder value that has eluded us recently,” said Andrew Gordon, Coffee Holding’s Chief Executive Officer.

“We have spent the past few years cleaning up our balance sheet and paying down debt which was incurred from the combined accumulated losses created by our former subsidiary Generations Coffee LLC and the purchase and relocation of several pieces of equipment for production that were required for our new manufacturing reorganization. We are extending our credit agreement with our lender, Webster Bank, which we believe will address our ability to continue as a going concern. We have secured several new pieces of business over the past year, including production agreements with the largest retailer by market share in the Northeast and a two year agreement with one of the larger U.S. national retail chains. These agreements have helped us grow our revenue for four consecutive quarters despite the loss of approximately $8.0 million in annual revenue resulting from the closure of our Generations/Steep subsidiary,” continued Mr. Gordon.

“We have also shown profits in three of the past four reporting periods, with $0.02 per share loss this past quarter, which was an improvement from Q2 of Fiscal 2023, our only recent quarterly loss. This loss was primarily due to a historic surge in the London Robusta market to all time contract highs over the past months, which dramatically impacted profit margins on both our branded and private label business for which London Robusta is a key ingredient in most commercial blends. We have since initiated a series of price increases to most of our major customers which we believe will offset the increase in the price of London Robusta coffee. However, we expect these price increases to have a lagging effect and do not expect them to be fully recognized in our results until after this month and for our fiscal fourth quarter 2024. We also believe that once the London Robusta market normalizes to its historical price range, we will be well positioned to earn additional profits compared to recent results due to the increased levels of branded and private label customers acquired over the last twelve to eighteen months,” concluded Mr. Gordon.

About Coffee Holding

Founded in 1971, Coffee Holding Co., Inc. (NASDAQ: JVA) is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding’s product offerings consist of eight proprietary brands, each targeting a different segment of the consumer coffee market as well as roasting and blending coffees for major wholesalers and retailers throughout the United States who want to have products under their own names to compete with national brands. In addition to selling roasted coffee, Coffee Holding Co., Inc. also imports green coffee beans from around the world which it resells to smaller regional roasters and coffee shops around the United States and Canada.

Forward-Looking Statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on the revenue growth. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

For further information, contact:

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

(718) 832-0800

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